Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income for the Fourth Quarter of $3.9 Million or $0.25 Per Share and $24.5 Million or $1.47
Per Share for the Year Ended December 31, 2013

Renton, Washington – January 30, 2014 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended December 31, 2013 of $3.9 million, or $0.25 per diluted share, compared to a net income of $2.6 million, or $0.16 per diluted share for the quarter ended September 30, 2013 and net income of $1.5 million, or $0.09 per diluted share for the comparable quarter in 2012. For the year ended December 31, 2013, net income was $24.5 million or $1.47 per diluted share, compared to $2.7 million, or $0.15 per diluted share for the year ended December 31, 2012.

 “Net income of $3.9 million for the fourth quarter is a significant improvement for our Company. Our efforts to reduce nonperforming assets are reflected in our nonperforming loan totals which declined to $4.0 million at December 31, 2013, compared to $9.4 million at September 30, 2013 and $22.8 million at December 31, 2012.  Another bright spot for 2013 was the decline in other real estate owned (“OREO”) to $11.5 million at year end, from $12.6 million at September 30, 2013 and $17.3 million at the end of 2012,” stated Joseph W. Kiley III, President and Chief Executive Officer.

“In addition, despite significant loan prepayment activity as a result of the low interest rate environment throughout most of 2013, we increased net loans receivable to $663.2 million at December 31, 2013, a $12.7 million increase from $650.5 million one year earlier, including increasing the amount of higher yielding non-residential loans,” continued Kiley. “We are also pleased with the improvement in the Company’s stock price per share which closed at $10.37 on December 31, 2013 compared to $7.55 on December 31, 2012 and $5.90 on December 31, 2011. The Company’s market capitalization (as measured by multiplying shares outstanding by closing share price) increased to $170 million at December 31, 2013 compared to $142 million at December 31, 2012 and $111 million at December 31, 2011. This increase occurred even with the reduction in shares outstanding primarily as a product of our share repurchase programs conducted in 2013, through which we repurchased 2.7 million shares,” concluded Kiley.

As reported previously, the Company reversed most of the valuation allowance on its deferred tax asset (“DTA”) during the quarter ended June 30, 2013, reflecting its return to profitability and its expectation of sustainable profitability for future periods. During the quarter ended September 30, 2013, the Company reversed an additional $135,000 of its DTA allowance and in the quarter ended December 31, 2013 it reversed the remainder of the valuation allowance, exclusive of a $431,000 valuation allowance associated with capital loss carry-forwards. At December 31, 2013, the Company’s balance sheet reflects a net DTA of $14.8 million which is expected to be utilized in future periods when the Company recognizes future taxable earnings.  During the quarter ended December 31, 2013, the Company recorded a tax expense of $343,000 as a result of actual earnings exceeding previously projected amounts.

Highlights for the quarter ended December 31, 2013 included:

•	Nonperforming assets at December 31, 2013 decreased to $15.5 million from $22.0 million at September 30, 2013 and $40.1 million at December 31, 2012;

•
Expenses and market value adjustments related to OREO and gains on sale of OREO properties decreased to $78,000 in the aggregate for the quarter, compared to $123,000 during the third quarter of 2013 and totaled a net gain of $108,000 for the year ended December 31, 2013 compared to a expense of $3.2 million for the prior year; Gains on sale of OREO improved to $1.1 million for the year ended December 31, 2013 up from $607,000  for the prior year.

•	The Company’s book value per share at December 31, 2013, increased to $11.25 from $11.05 at September 30, 2013 and $9.95 at December 31, 2012;

•	The Bank’s Tier 1 and total risk-based capital ratios at December 31, 2013 were 18.60% and 28.44%, respectively;

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), a $200,000 recovery from the allowance for loan losses was appropriate for the fourth quarter of 2013. The following items contributed to this recovery during the quarter ended December 31, 2013:

•
The Bank received recoveries of amounts previously charged off totaling $1.3 million during the quarter, offsetting current period loan charge-offs of $333,000.  For the year ended December 31, 2013, recoveries of amounts previously charged off totaled $2.1 million, offsetting loan charge-offs of $1.6 million.

•	Delinquent loans (loans over 30 days past due), decreased to $4.3 million at December 31, 2013, from $5.5 million at September 30, 2013 and $20.9 million at December 31, 2012;

•
Nonperforming loans decreased to $4.0 million at December 31, 2013, from $9.4 million at September 30, 2013 and $22.8 million at December 31, 2012, reflecting continuing improvement in the quality of our loan portfolio;

•	Nonperforming loans as a percentage of total loans improved to 0.59% at December 31, 2013, compared to 1.41% at September 30, 2013 and 3.42% at December 31, 2012; and

•	Nonperforming assets decreased to $15.5 million at December 31, 2013, compared to $22.0 million at September 30, 2013, and $40.1 million at December 31, 2012.

The ALLL represented 325.3% of nonperforming loans and 1.91% of net loans receivable at December 31, 2013 compared to 130.1% and 1.84%, respectively, at September 30, 2013 and 55.11% and 1.89% respectively at December 31, 2012.

The following table presents a breakdown of our nonperforming assets:

	December 31, 2013	September 30, 2013	December 31, 2012	Three Month Decrease	One Year Decrease
	(dollars in thousands)
Nonperforming loans:
One-to-four family residential	$2,297	$3,003	$6,248	$(706)	$(3,951)
Multifamily	233	238	4,711	(5)	(4,478)
Commercial real estate	1,198	1,204	6,274	(6)	(5,076)
Construction/land development	223	4,328	4,767	(4,105)	(4,544)
Consumer	44	662	759	(618)	(715)
Total nonperforming loans	$3,995	$9,435	$22,759	$(5,440)	$(18,764)

OREO	11,465	12,600	17,347	(1,135)	(5,882)

Total nonperforming assets (1)	$15,460	$22,035	$40,106	$(6,575)	$(24,646)

Nonperforming assets as a percent of total assets	1.68%	2.47%	4.25%

(1) The difference between the $15.5 million of nonperforming assets at December 31, 2013, reported above, and the amount reported by certain analysts of our nonperforming assets is due to the analysts’ inclusion of all Troubled Debt Restructured Loans (“TDRs”) as nonperforming loans, although 98.4% of our TDRs are performing in accordance with their restructured terms.  The remaining 1.6% of TDRs that were nonperforming at December 31, 2013 are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at December 31, 2013:

	County
	King	Pierce	Kitsap	All Other	Total OREO	Number of Properties	Percent of Total OREO
	(dollars in thousands)
OREO:
One-to-four family residential	$884	$328	$-	$-	$1,212	7	10.6%
Commercial real estate (1)	-	7,865	920	912	9,697	12	84.6%
Construction/land development	-	223	-	333	556	2	4.8%

Total OREO	$884	$8,416	$920	$1,245	$11,465	21	100.0%

(1) Of the 12 properties classified as commercial real estate, seven are office/retail buildings, two are mixed-use buildings and three are undeveloped lots.

OREO decreased $ 1.1 million to $11.5 million at December 31, 2013, from $12.6 million at September 30, 2013, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $1.2 million of OREO during the fourth quarter of 2013, generating net gains of $62,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $47,000 related to the decline in the market values of OREO properties during the quarter, as compared to $135,000 during the third quarter of 2013. OREO market value adjustment for the year ended December 31, 2013, also declined significantly to $403,000 as compared to $2.0 million for the prior year.  We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents a breakdown of our TDRs:
	December 31, 2013	September 30, 2013	December 31, 2012	Three Month Increase/ Decrease	One Year Increase/ Decrease
	(in thousands)
Nonperforming TDRs:
One-to-four family residential	$924	$783	$3,422	$141	$(2,498)
Multifamily	-	-	1,058	-	(1,058)
Consumer	44	45	48	(1)	(4)

Total nonperforming TDRs	$968	$828	$4,528	$140	$(3,560)

Performing TDRs:
One-to-four family residential	$45,851	$48,512	$52,644	$(2,661)	$(6,793)
Multifamily	2,208	2,218	1,239	(10)	969
Commercial real estate	12,111	12,158	11,965	(47)	146

Total performing TDRs	$60,170	$62,888	$65,848	$(2,718)	$(5,678)

Total TDRs	$61,138	$63,716	$70,376	$(2,578)	$(9,238)

During the fourth quarter of 2013, TDRs decreased to $61.1 million, compared to $63.7 million at September 30, 2013 and  $70.4 million at December 31, 2012. The Company’s philosophy is to restructure the loan so that the customer can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects full payment of the restructured amount. At December 31, 2013, $60.1 million, or 98.4% of TDRs were performing in accordance with their repayment terms.

Net interest income for the fourth quarter of 2013 increased to $8.1 million, compared to $7.7 million in the third quarter of 2013, and $7.0 million in the fourth quarter of 2012. Net interest income for the year ended December 31, 2013 increased $1.8 million, or 6.1%, to $31.0 million, as compared to $29.2 million for the year ended December 31, 2012.

Interest income for the fourth quarter of 2013 increased to $9.8 million, compared to $9.5 million in the quarter ended September 30, 2013. This increase was due largely to a $3.8 million construction/land development loan that returned to accrual status during the quarter ended December 31, 2013.  Interest income for the year ended December 31, 2013 was $38.5 million compared to $41.5 million a year earlier. This decrease was due primarily to the low interest rate environment during 2013 which resulted in a significant number of loans being refinanced during the year and a decline in the average balance of loans outstanding during the year ended December 31, 2013 as compared to last year.

Interest expense decreased to $1.7 million for the quarter ended December 31, 2013, as compared to $1.8 million in the quarter ended September 30, 2013. Interest expense for the year ended December 31, 2013 decreased $4.7 million to $7.5 million, compared to $12.2 million for the year ended December 31, 2012. The primary reason for these declines in interest expense was related to our certificates of deposit, most of which continue to mature and reprice at rates lower than the previously contracted rate and a decrease in the average balance of certificates of deposit, as a number of certificates of deposit were not renewed at maturity.  Also contributing to the year over year improvement in interest expense was the restructuring of the Bank’s wholesale borrowings from the Federal Home Loan Bank of Seattle.  Specifically, the Bank repaid in January 2013, upon its maturity, a $50 million advance which had a rate of 2.17%.  In addition, in March 2013 the Bank replaced $33.1 million in advances with lower rate advances reducing the average rate being paid on the advances from 2.93% to 0.81%.

Our net interest margin improved to 3.82% for the quarter ended December 31, 2013, compared to 3.71% for the quarter ended September 30, 2013. For the year ended December 31, 2013, our net interest margin increased to 3.68% compared to 3.08% for the year ended December 31, 2012, due in large part to the interest expense reductions noted above.

Noninterest income for the quarter ended December 31, 2013 increased to $372,000 compared to $120,000 in the quarter ended September 30, 2013. The primary reason for this increase relates to a $325,000 gain on the sale of an investment property during the fourth quarter. For the year ending December 31, 2013, noninterest income decreased to $751,000 compared to $836,000 in the prior year.

Noninterest expense for the quarter ended December 31, 2013 decreased $1.0 million to $4.4 million from $5.4 million during the quarter ended September 30, 2013. This decrease was primarily the result of reductions in salary and employee benefits expense relating to management changes announced previously and from reductions in stock based compensation expenses as most of our outstanding stock options and restricted shares were issued under the Company’s 2008 Equity Incentive Plan and have now been fully expensed following completion of their five year vesting period.

Noninterest expense for the year ended December 31, 2013 decreased $4.4 million to $20.9 million compared to $25.3 million in 2012. The decrease in noninterest expense during the year ended December 31, 2013 compared to the prior year was primarily due to improvements in expenses, market value adjustments and gains on sale related to our OREO.  Net gains on sale of OREO property improved to $1.1 million for the year ended December 31, 2013 from $607,000 in the prior year while OREO market value adjustments improved to $403,000 during 2013 from $2.0 million for 2012.  Net OREO related expenses improved to $601,000 in 2013 from $1.8 million a year earlier.  Regulatory assessments also contributed to the improvement in noninterest expense, declining to $693,000 in 2013 compared to $1.0 million in 2012, as a result of the Bank’s improved condition and regulatory assessment. Finally, proxy contest and related litigation expenses in 2013 declined to $106,000 compared to $1.1 million in 2012. These items all contributed to the improvement in noninterest expense in 2013, as reflected in our improved efficiency ratio of 65.93% for the year ended December 31, 2013 compared to 84.15% in the prior year.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank,which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,
Assets	2013	2012	One Year Increase/ (Decrease)

Cash on hand and in banks	$6,074	$4,289	41.6%
Interest-bearing deposits	49,501	83,452	(40.7)
Investments available-for-sale, at fair value	144,364	152,262	(5.2)
Loans receivable, net of allowance of $12,994 and $12,542	663,153	650,468	2.0
Premises and equipment, net	17,291	18,073	(4.3)
FHLB stock, at cost	7,017	7,281	(3.6)
Accrued interest receivable	3,698	3,484	6.1
Deferred tax assets, net	14,835	1,000	1,383.5
OREO	11,465	17,347	(33.9)
Prepaid expenses and other assets	3,581	4,999	(28.4)
Total Assets	$920,979	$942,655	(2.3)%

Liabilities and Stockholder’s Equity

Interest-bearing deposits	$601,446	$659,643	(8.8)
Noninterest-bearing deposits	10,619	6,154	72.6
Advances from the FHLB	119,000	83,066	43.3
Advance payments from borrowers for taxes and insurance	1,846	2,186	(15.6)
Accrued interest payable	88	179	(50.8)
Other liabilities	3,625	4,310	(15.9)
Total Liabilities	$736,624	$755,538	(2.5)%

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 10,00,000 shares; no shares issued or outstanding	$-	$-	-	-

Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 16,392,139 shares at December 31, 2013, and 18,805,168 shares at December 31, 2012	164	188	(12.8)
Additional paid-in capital	166,866	190,534	(12.4)
Retained earnings, substantially restricted	29,220	6,650	339.4
Accumulated other comprehensive income (loss), net of tax	(2,020)	748	(370.1)
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(9,875)	(11,003)	(10.3)

Total Stockholders’ Equity	$184,355	$187,117	(1.5)%

Total Liabilities and Stockholders’ Equity	$920,979	$942,655	(2.3)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012	Three Month Increase/ (Decrease) %	One Year Increase/ (Decrease) %

Interest income
Loans, including fees	$9,105	$8,995	$9,143	1.2%	(0.4	) %
Investments available-for-sale	641	533	543	20.3	18.0
Interest-bearing deposits	21	19	62	10.5	(66.1)
Dividends on FHLB stock	1	2	-	(50.0)	n/a
Total interest income	$9,768	$9,549	$9,748	2.3	0.2
Interest Expense
Deposits	1,483	1,655	2,194	(10.4)	(32.4)
FHLB advances	211	149	516	41.6	(59.1)
Total interest expense	$1,694	$1,804	$2,710	(6.1)	(37.5)
Net interest income	$8,074	$7,745	$7,038	4.2	14.7
Provision for loan losses	(200)	-	-	n/a	n/a
Net interest income after provision for loan losses
	$8,274	$7,745	$7,038	6.8	17.6
Noninterest income
Net gain (loss) on sale of investments	-	(39)	13	(100.0)	(100.0)
Other	372	159	105	134.0	254.3
Total noninterest income	$372	$120	$118	210.0	215.3
Noninterest expense
Salaries and employee benefits	2,694	3,822	3,268	(29.5)	(17.6)
Occupancy and equipment	332	339	361	(2.1)	(8.0)
Professional fees	424	452	449	(6.2)	(5.6)
Data processing	164	175	161	(6.3)	1.9
Gain on sale of OREO property, net	(62)	(35)	(180)	77.1	(65.6)
OREO market value adjustments	47	135	344	(65.2)	(86.3)
OREO related expenses, net	93	23	343	304.3	(72.9)
Regulatory assessments	144	172	295	(16.3)	(51.2)
Insurance and bond premiums	115	109	101	5.5	13.9
Proxy contest and related litigation	-	1	186	(100.0)	(100.0)
Marketing	15	29	46	(48.3)	(67.4)
Other general and administrative	404	166	271	143.4	49.1
Total noninterest expense	$4,370	$5,388	$5,645	(18.9)	(22.6)
Income before federal income tax provision (benefit)
	4,276	2,477	1,511	72.6	183.0
Federal income tax provision (benefit)	343	(135)	-	(354.1)	n/a
Net income	$3,933	$2,612	$1,511	50.6	160.3

Basic earnings per share	$0.25	$0.16	$0.09	56.3	177.8
Diluted earnings per share	$0.25	$0.16	$0.09	56.3	177.8

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2013	2012	2011

Interest income
Loans, including fees	$36,207	$38,956	$46,608
Investments available-for-sale	2,250	2,143	4,040
Interest-bearing deposits	79	367	404
Dividends on FHLB stock	3	-	-

Total interest income	$38,539	$41,466	$51,052
Interest Expense
Deposits	6,794	10,191	16,215
FHLB advances	732	2,055	2,270
Total interest expense	$7,526	$12,246	$18,485
Net interest income	$31,013	$29,220	$32,567
Provision for loan losses	(100)	3,050	4,700
Net interest income after provision for loan losses
	$31,113	$26,170	$27,867
Noninterest income
Net gain (loss) on sale of investments	(38)	301	2,226
Other	789	535	307
Total noninterest income	$751	$836	$2,533
Noninterest expense
Salaries and employee benefits	13,885	13,826	13,259
Occupancy and equipment	1,370	1,552	1,555
Professional fees	1,619	1,850	1,966
Data processing	677	701	761
Gain on sale of OREO property, net	(1,112)	(607)	(1,561)
OREO market value adjustments	403	2,046	1,924
OREO related expenses, net	601	1,764	2,973
Regulatory assessments	693	1,004	2,437
Insurance and bond premiums	459	401	990
Proxy contest and related litigation	106	1,054	-
Marketing	104	227	205
Prepayment penalty on FHLB advances	679	-	-
Other general and administrative	1,458	1,474	1,649
Total noninterest expense	$20,942	$25,292	$26,158
Income before federal income tax benefit
	10,922	1,714	4,242
Federal income tax benefit	(13,543)	(999)	-
Net income	$24,465	$2,713	$4,242

Basic earnings per share	$1.48	$0.15	$0.24
Diluted earnings per share	$1.47	$0.15	$0.24

The following table presents a breakdown of our loan portfolio (unaudited):

	December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$280,674	40.7%	$306,851	45.5%
Construction	-	-	177	0.1
	280,674	40.7	307,028	45.6
Multifamily:
Permanent	106,152	15.4	105,936	15.7
Construction	12,360	1.8	5,585	0.8
	118,512	17.2	111,521	16.5
Commercial real estate:
Permanent	227,016	32.9	207,436	30.8
Construction	19,905	2.9	12,500	1.8
Land	1,831	0.3	1,942	0.3
	248,752	36.1	221,878	32.9
Construction/land development: (2)
One-to-four family residential	3,977	0.6	608	0.1
Multifamily	12,491	1.8	8,375	1.2
Commercial	6,726	1.0	-	-
Land Development	7,461	1.1	10,435	1.6
	30,655	4.5	19,418	2.9

Business	1,142	0.2	2,968	0.4
Consumer	9,201	1.3	11,110	1.7
Total loans	$688,936	100.0%	$673,923	100.0%
Less:
Loans in Process (“LIP”)	10,209		8,856
Deferred loan fees, net	2,580		2,057
ALLL	12,994		12,542
Loans receivable, net	663,153		650,468

(1) Includes $121.9 million and $139.8 million of non-owner occupied loans at December 31, 2013 and December 31, 2012, respectively.

(2) Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to underlying collateral. At December 31, 2013, we had $19.9 million, or 8.0% of our total commercial real estate portfolio and $12.4 million, or 10.4% of our multifamily loans in these "rollover" type of loans. At December 31, 2012, we had $12.5 million, or 5.6% of our total commercial real estate portfolio, $5.6 million, or 5.0% of our total multifamily loans and $177,000, or 0.1% of our total one-to-four family loan portfolio in these "rollover" type of loans. At December 31, 2013 and December 31, 2012, $1.8 million and $1.9 million, respectively, of commercial real estate loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets (1)	1.86%	1.12%	2.70%	0.70%	0.63%
Return on equity (1)	9.06	5.37	12.94	3.30	3.25
Dividend payout ratio	16.00	25.00	4.17	-	-
Equity-to-assets	20.02	20.82	20.74	21.29	19.85
Interest rate spread	3.65	3.52	3.51	3.28	2.86
Net interest margin	3.82	3.71	3.71	3.51	3.09
Average interest-earning assets to average interest-bearing liabilities	120.85	121.31	122.52	122.44	119.82
Efficiency ratio	51.74	68.51	66.66	78.45	78.88
Noninterest expense as a percent of average total assets	1.93	2.41	2.39	2.64	2.35
Book value per common share	$11.25	$11.05	$10.88	$10.04	$9.95

Capital Ratios (2):
Tier 1 leverage	18.60%	18.51%	19.24%	17.46%	15.79%
Tier 1 risk-based	27.18	26.88	27.99	26.56	26.11
Total risk-based	28.44	28.14	29.25	27.82	27.37

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.59%	1.41%	2.18%	2.86%	3.42%
Nonperforming assets as a percent of total assets	1.68	2.47	3.19	3.98	4.25
ALLL as a percent of total loans, net of undisbursed funds	1.91	1.84	1.84	1.81	1.89
ALLL as a percent of nonperforming loans, net of undisbursed funds	325.26	130.06	84.57	63.28	55.11
Net charge-offs (recoveries) to average loans receivable, net	(0.14)	0.01	(0.03)	0.08	0.25

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,271	$12,313	$12,002	$12,542	14,168
Provision	(200)	-	100	-	-
Charge-offs	(333)	(107)	(537)	(619)	(2,202)
Recoveries	1,256	65	748	79	576
ALLL, end of the quarter	$12,994	$12,271	$12,313	$12,002	12,542

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$3,027	$8,607	$11,655	$16,239	18,231
Nonaccrual TDRs	968	828	2,904	2,726	4,528
Total nonperforming loans	$3,995	$9,435	$14,559	$18,965	22,759
OREO	11,465	12,600	14,226	16,310	17,347
Total nonperforming assets	$15,460	$22,035	$28,785	$35,275	40,106

Performing TDRs	$60,170	$62,888	$61,189	$65,755	65,848

(1) Deferred tax asset valuation allowance reversals during the quarters ended December 31, 2013, September 30, 2013 and June 30, 2013 were not annualized in the calculation of these ratios.
(2) Capital ratios are for First Savings Bank Northwest only.

(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Year Ended
	2013	2012	2011	2010	2009
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	2.73%	0.27%	0.37%	(4.18)%	(3.14)%
Return (loss) on equity	13.12	1.47	2.36	(26.59)	(15.18)
Dividend payout ratio	8.11	-	-	(2.73)	(15.60)
Equity-to-assets	20.02	19.85	17.12	14.62	17.37
Interest rate spread	3.49	2.85	2.78	2.40	1.86
Net interest margin	3.68	3.08	3.01	2.70	2.49
Average interest-earning assets to average interest-bearing liabilities	121.77	118.12	113.33	113.35	123.31
Efficiency ratio	65.93	84.15	74.52	91.29	105.78
Noninterest expense as a percent of average total assets	2.34	2.52	2.28	2.40	2.71
Book value per common share	$11.25	$9.95	$9.64	$9.28	$12.14

Capital Ratios (1):
Tier 1 leverage	18.60%	15.79%	13.54%	11.73%	12.46%
Tier 1 risk-based	27.18	26.11	23.49	18.38	19.20
Total risk-based	28.44	27.37	24.76	19.65	20.49

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.59%	3.42%	3.28%	7.14%	11.23%
Nonperforming assets as a percent of total assets	1.68	4.25	4.69	7.79	10.08
ALLL as a percent of total loans, net of undisbursed	1.91	1.89	2.29	2.56	3.07
ALLL as a percent of nonperforming loans, net of undisbursed funds	325.26	55.11	69.89	35.80	27.37
Net charge-offs (recoveries) to average loans receivable, net	(0.08)	1.07	1.39	6.55	3.38

Allowance for Loan Losses:
ALLL, beginning of the year	$12,542	$16,559	$22,534	$33,039	$16,982
Provision	(100)	3,050	4,700	53,100	51,300
Charge-offs	(1,596)	(9,591)	(11,025)	(65,476)	(35,302)
Recoveries	2,148	2,524	350	1,871	59
ALLL, end of the year	$12,994	$12,542	$16,559	$22,534	$33,039

Nonperforming Assets (2):
Nonperforming loans (3):
Nonaccrual loans	3,027	18,231	18,613	46,637	94,682
Nonaccrual troubled debt restructured loans	968	4,528	5,079	16.299	26,021
Total nonperforming loans	3,995	22,759	23,692	62,936	120,703
OREO	11,465	17,347	26,044	30,102	11,835
Total nonperforming assets	$15,460	$40,106	$49,736	$93,038	$132,538

Performing troubled debt restructured loans	$60,170	$65,848	$66,225	$58,375	$35,458

(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.